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                                                                   Exhibit 10.9

                            COLLABORATION AGREEMENT


This Collaboration Agreement (the "Agreement") is entered into as of the 26th day of November, 1999 (the "Effective Date") by and between Algos Pharmaceutical Corporation, a corporation organized and existing under the laws of Delaware with offices at 1333 Campus Parkway, Neptune, New Jersey 07753-6815 ("Algos") and ENDO Pharmaceuticals Inc., a corporation organized and existing under the laws of Delaware with offices at 223 Wilmington West Chester Pike, Chadds Ford, Pa. 19317 ("Endo").

RECITALS:

1. Algos is the owner of certain Algos Patent Rights and Algos Know-How (each as hereinafter defined) and has the right to grant the license set forth herein under such Algos Patent Rights and Algos Know-How.

2. Endo is the owner of certain Endo Patent Rights and Endo Know-How (each as hereinafter defined) and has the right to grant the license set forth herein under such Endo Patent Rights and Endo Know-How.

3. Endo is the owner of the Percocet(R) and Perco(R) trademarks, as well as certain variants thereof, and intends to use one or more of such trademarks in connection with the commercialization of Licensed Products.

4. Endo and Algos desire to enter into a collaboration to develop, manufacture and commercialize Licensed Products (as hereafter defined). Under such collaboration, Endo will be primarily responsible for performing all necessary formulation development and associated work on the Licensed Products, for manufacturing the clinical and commercial supplies of the Licensed Products and for commercializing Licensed Products. Algos will be primarily responsible for conducting the human clinical trials for the Licensed Products and for obtaining appropriate regulatory approvals for the Licensed Products. The Parties believe that the terms and conditions set forth in this Agreement reflect an approximately equal sharing of responsibilities and benefits of this collaboration.

5. In furtherance of this collaboration, Endo desires to obtain a license under the Algos Patent Rights and Algos Know-How, and Algos desires to obtain a license under the Endo Patent Rights and Endo Know-How, each upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

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ARTICLE I

DEFINITIONS

As used in this Agreement the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

     1.1 "Advertising and Education" means the advertising and marketing of Licensed Products, and related professional education (to the extent not performed by Sales Representatives), including, without limitation, (i) advertisements appearing in journals, newspapers, magazines or other media including, telemarketing, mail and electronic media, (ii) exhibiting at seminars and conventions, (iii) sample packages of Licensed Products, promotional literature, visual aids, three dimensional promotional items, and other selling materials, (iv) market research, (v) symposia and opinion leader development activities, (vi) reimbursement program development, and (vii) development information and data specifically intended for national accounts, managed care organizations, and group purchasing organizations.

     1.2 "Advertising and Education Expense" means costs excluding corporate and administrative overhead, incurred by a Party or for its account which are specifically identifiable to the Advertising and Education of a Licensed Product and consistent with the Commercialization Plan and Budget, provided however that such term shall exclude Selling and Promotion Expenses.

     1.3 "Affiliate" means (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Endo or Algos; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Endo or Algos.

     1.4  "Algos Information and Inventions" shall have the meaning set forth in
Section 10.1.

     1.5 "Algos Know-How" means any Algos information and materials, including but not limited to, discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are in Algos' possession or control, (ii) are not generally known and (iii) arise out of this Agreement or are necessary or useful to the development, manufacture, marketing, use or sale of a Licensed Product. "Algos Know-How" shall not include any such information or materials for which Algos has an obligation of confidentiality to a third party.

     1.6 "Algos Patent Rights" means any and all patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications or certificates of invention) including, but not limited to, those listed on Exhibit A attached hereto and made a part hereof, which during the term of this Agreement are owned by Algos, assigned to Algos, or to which Algos acquires rights (with rights to sublicense) through license or otherwise, which:

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(i) claim the Compound or the Licensed Product, its manufacture or use, or (ii)
claim Algos Information and Inventions; or (iii) are divisions, continuations, continuations-in part, foreign patents or patent applications or equivalents corresponding thereto, and any patents issuing thereon, reissues, renewals, extensions, supplementary protection certificates or the like of any such patents and patent applications provided that such patents have not expired, been canceled or become abandoned and have not been declared invalid by a decision or judgment of a court of competent jurisdiction, except if such decision is under appeal.

     1.7 "Algos Trademark" means any interest Algos has in the names "OxycoDex" and "PercoDex".

     1.8 "Allowable Expense" means those expenses, incurred by a Party or for its account, specifically identifiable to the commercialization of a Licensed Product, which consist of (i) Cost of Goods Sold, (ii) Distribution Costs, (iii) Advertising and Education Expenses, (iv) Third Party Royalties, (v) the costs of ongoing medical studies to support such Licensed Products, including clinical studies not included in Development Costs, (vi) expenses associated with market withdrawals, field adjustments or recalls, (vii) Process Improvement Costs,
(viii) Selling and Promotion Expenses, (ix) expenses relating to training, adverse event reporting, sub-licensing of Licensed Product, patents and trademarks and (x) any other expense agreed to by the Parties. In no event will a given expense item appear in more than one of the foregoing categories. All Allowable Expenses described above shall be specified in the Commercialization Plan and Budget provided for hereunder. Allowable Expenses shall not include Development Costs.

     1.9 "Calendar Quarter" means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any given year.

     1.10 "Calendar Year" means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

     1.11 "Clinical Trial" means a Phase I, II, or III human study conducted in the United States under an Investigational New Drug Application, unless both Parties agree that such a human study shall be conducted outside the United States in accordance with applicable foreign regulatory requirements.

     1.12 "Collaboration" means the collaborative efforts between Endo and Algos to develop, manufacture and market the Licensed Products in the Field as set forth in Articles 2, 3, 4 and 5.

     1.13 "Collaboration Information and Inventions" means Algos Information and Inventions, Endo Information and Inventions and Joint Information and Inventions.

     1.14   "Compound" means:

        (a) the combination of oxycodone, or any of its salts, and dextromethorphan, or any of its salts; or
        (b) the combination described in clause (i), together with acetaminophen or aspirin

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or ibuprofen or any other NSAID, including, but not limited to COX 2 inhibitors or any of their salts

in any formulation, dosage or mode of administration.

     1.15 "Cost of Goods Sold" means the cost of Licensed Products sold in either bulk or final therapeutic form. As used herein, the cost of the Licensed Products sold means, as calculated on a consistent basis in accordance with Generally Accepted Accounting Principles (GAAP), (i) in the case of products and manufacturing services acquired from Third Parties pursuant to Section 5.3(c), payments made to such Third Parties for the manufacture of Licensed Product, and
(ii) in the case of manufacturing services performed by Endo pursuant to Section 5.3(c), including manufacturing services in support of Third Party manufacturing, the amount charged for such Licensed Product by Endo for performing the work.

     1.16 "Development Costs" means the costs, incurred by a Party or for its account, specifically identifiable to the development of a Licensed Product which is aimed at achieving Regulatory Approval of such Licensed Product or an expanded or significantly modified label for a Licensed Product as to which Regulatory Approval has been previously obtained. Development Costs include (i) preclinical costs including, but not limited to toxicology, (ii) formulation and manufacturing costs of producing any Licensed Product which are incurred prior to receipt of initial Regulatory Approval for such Licensed Product, (iii) costs associated with conducting preclinical and clinical trials and analyzing the data arising therefrom and (iv) costs incurred in connection with regulatory submissions. All Development Costs described above shall be specified in the Development Plan and Budget provided for hereunder. Development Costs shall exclude costs incurred prior to the Effective Date.

     1.17 "Distribution Costs" means the costs, incurred by a Party or for its account for the distribution of Licensed Product, including (i) handling and transportation to fulfill orders (excluding such costs, if any, treated as a deduction in the definition of Net Sales), (ii) customer services including order entry, billing and adjustment, inquiry and credit and collection, and
(iii) costs of facilities utilized for the storage and distribution of Licensed Products. If any of the foregoing costs represent expenses to be allocated among Licensed Products and other products distributed by Endo, the percent of such expenses to be allocated to Distribution Costs shall be agreed upon in good faith by the Steering Committee and included in the Commercialization Plan and Budget.

     1.18  "Endo Information and Inventions" shall have the meaning set forth in
Section 10.1.

     1.19 "Endo Know-How" means any Endo information and materials, including but not limited to, discoveries, improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are in Endo's possession, (ii) are not generally known and (iii) which arise out of this Collaboration or which are necessary or useful to the development, manufacture, marketing, use or sale of Licensed Product. "Endo Know-How" shall not include any such information or materials for which Endo has an obligation of confidentiality to a third party.

     1.20 "Endo Patent Right" means any and all patents and patent applications (which for the

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purposes of this Agreement shall be deemed to include certificates of invention and applications or certificates of invention) including, but not limited to, those listed on Exhibit B attached hereto and made a part hereof, which during the term of this Agreement are owned by Endo, assigned to Endo, or to which Endo acquires rights (with rights to sublicense) through license or otherwise, which:
(i) claim the Compound or the Licensed Product, its manufacture or use; or (ii) claim Endo Information and Inventions; or (iii) are divisions, continuations, continuations-in-part, foreign patents or patent applications or equivalents corresponding thereto, and any patents issuing thereon, reissues, renewals, extensions, supplementary protection certificates or the like of any such patents and patent applications provided that such patents have not expired, been canceled or become abandoned and have not been declared invalid by a decision or judgment of a court of competent jurisdiction, except if such decision is under appeal.

     1.21  "FDA" means the United States Food and Drug Administration.

     1.22 "Field" means the administration of Licensed Product as therapy for pain in humans.

     1.23 "First Commercial Sale" means, with respect to any Licensed Product, the sale of the Licensed Product to a third party, including for subsequent end use or consumption, of such Licensed Product, after all required approvals, including marketing approvals, have been granted by the FDA or by the appropriate foreign governmental agency for the country in which the sale is made and, when governmental approval is not required, the first sale of the Licensed Product to a third party in that country in connection with the nationwide introduction of the Licensed Product in that country. Licensed Products that are provided, free of charge, within any country as part of an effort to market the Licensed Product shall not constitute a First Commercial Sale.

     1.24 "Improvement" means any enhancement to a Licensed Product or the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of Licensed Product.

     1.25 "IND" means an Investigational New Drug Application filed with the
FDA.

     1.26 "Joint Information and Inventions" shall have the meaning set forth in
Section 10.1.

     1.27 "Know-How" means any and all technical and non-technical information, expertise, knowledge and the like which relates to the Licensed Product including, without limitation, all chemical, pharmacological, toxicological, preclinical and clinical, assay control, manufacturing data, marketing and sales information and any other designs or information, including information contained in patent applications used or useful for the development, package and/or marketing of the Licensed Product or its manufacture from Compound.

     1.28 "Licensed Product(s)" means one or more pharmaceutical products suitable for the treatment of humans, containing as its active ingredient a Compound.

     1.29 "Net Loss" means Net Sales of Licensed Products less reimbursement for Allowable Expenses, where Net Sales are less than Allowable Expenses.

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     1.30 "Net Profit" means Net Sales of Licensed Products less Allowable
Expenses, but if such difference is a negative number, it shall be a Net Loss.

     1.31 "NDA" means a New Drug Application as required pursuant to the United States Food, Drug and Cosmetic Act and the Code of Federal Regulations to be filed with the FDA.

     1.32 "Net Sales" means (1) the actual gross amount invoiced by Endo or its Affiliates for the sale of the Licensed Product to customers during a Calendar Quarter plus (2) all amounts received by Endo from third party sublicensees in connection with the development, manufacture or commercialization of Licensed Products less:

        (a) transportation charges, including insurance, to the extent not included as an Allowable Expense;

        (b) any sales, use, value-added and excise taxes and/or duties or allowances based on the selling price of the Licensed Product which fall due and are paid as a consequence of such sales;

        (c) as consistently applied under GAAP, all cash, returns and allowances, trade, quantity and other discounts, chargebacks and rebates actually allowed and taken to the extent customary in the trade, including without limitation governmental rebates such as Medicaid.

     1.33 "Percocet(R) Product" means any product sold by Endo in the United States, which contains oxycodone and acetaminophen under the name "Percocet(R)", other than a Licensed Product.

     1.34 "Phase 4 Clinical Trial" means a human study so defined by the FDA or which is undertaken primarily for commercial reasons and not solely to demonstrate the safety or efficacy of a Licensed Product.

     1.35 "Pre-IND Studies" means pre-clinical, animal and other studies necessary to submit an IND for a Licensed Product.

     1.36 "Process Improvement Costs" means the costs incurred by a Party or for its account, excluding Development Costs, which are specifically identifiable to an improvement in the manufacturing process for a Licensed Product aimed at reducing the costs of producing such Licensed Product or improving the quality of such Licensed Product. For items that would be depreciated or amortized over more than one accounting period, only the current accounting period depreciation or amortization for items related to such activities may be included in Process Improvement Costs for that accounting period.

     1.37 "Proprietary Information" means all Know-How, Algos Know-How, Endo Know-How, and all other scientific, preclinical and clinical, regulatory, marketing, financial and commercial information or data within the Field which is provided by one Party to the other Party in connection with this Agreement.

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     1.38  "Regulatory Approval" means any approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of Licensed Products in a regulatory jurisdiction.

     1.39 "Sales Representative" means an employee or party contracted with by Endo or an Endo Affiliate who is responsible for meeting with customers and others who can buy (or influence the buying process and decision regarding) the applicable Licensed Product in the applicable country and shall exclude an employee of either Party or an Affiliate solely engaged in professional education or other indirect activities in support of selling.

     1.40 "Selling and Promotion Expenses" means, subject to the limitation set forth in Section 4.3, (i) payments for Endo's efforts directly attributable to the promotion of Licensed Product, plus (ii) reimbursement for Third Party selling and promotional activities directly attributable to the promotion of Licensed Product, such as a Third Party sales force, call targeting, call reporting and other monitoring/tracking costs.

     1.41 "Third Party(ies)" means a person(s) or entity(ies) who or which is
(are) neither a Party nor an Affiliate of a Party.

     1.42 "Third Party Royalties" means Royalties payable to a Third Party attributable to the manufacture, use, or sale of Licensed Products.

     1.43 "Toxicology Studies" means all toxicology studies necessary to submit an NDA for a Licensed Product.

     1.44 "VCU License" means the License Agreement between Algos and Virginia Commonwealth University ("VCU") dated August 16, 1993, as amended through June 13, 1996 and as may be further amended; from time to time.

ARTICLE 2

COLLABORATION OBJECTIVES; MANAGEMENT OF COLLABORATION

     2.1 General Collaboration Objectives. Algos and Endo shall work exclusively with each other to achieve the objectives of this Collaboration upon the terms and conditions set forth in this Agreement. In order to maximize market penetration, each Party desires to enter into a collaboration which aligns technological innovation and organizational resources (including access to manufacturing, sales and marketing, distribution, regulatory, service and support, management expertise, entrepreneurial acuteness and capital) to successfully complete development, manufacturing and commercialization of a Licensed Product. In furtherance of these objectives, each Party shall (i) cooperate with the other Party in good faith, in order to achieve the objectives

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of this Agreement; (ii) furnish, maintain and preserve suitable and sufficient facilities and personnel for the work to be accomplished by each Party hereunder, and (iii) perform its obligations hereunder in good faith in a commercially reasonable, diligent and workmanlike manner and in compliance in all material respects with the standards, laws, rules and regulations of each regulatory authority having jurisdiction over the material activities of each Party.

Algos and Endo will each undertake primary responsibility for certain aspects of research, development, manufacturing and commercialization of the Licensed Product as set forth in Articles 3, 4 and 5. Each Party shall have the rights to use Proprietary Information developed pursuant to this Agreement on the basis provided for herein.

     2.2 Steering Committee. The Parties hereby establish a steering committee (the "Joint Steering Committee") that will be responsible for establishing the policy and budgetary aspects of this Collaboration as further set forth below:

        (a) Composition of the Steering Committee. The Steering Committee shall be comprised of four (4) representatives of Endo and four (4) representatives of Algos. Each company shall always have as members of the Steering Committee, its employees that hold the following positions: President & CEO and Head of Business Development. The initial representatives for each Party hereto shall be set forth on Exhibit C attached hereto and made a part hereof. Replacement representatives shall be appointed by the party to be represented. Additional employees or consultants may from time to time, by mutual consent of the Parties, be invited to attend Steering Committee meetings, subject to compliance with Paragraph 7.1.

        (b) Decision-Making. The Steering Committee shall use its best efforts in good faith to resolve, by majority vote, any issue brought before it by either Party relevant to the cooperation of the Parties or the implementation of the development, manufacture or commercialization of Licensed Product pursuant to this Agreement. If the Steering Committee shall reach a decision on any issue relating to work to be performed by either Party hereto or with respect to costs or funding for work within the scope of this Agreement, such decision shall be binding upon the Parties hereto. With respect to issues relating to (i) the strategy for the sales and marketing of Licensed Product or (ii) the operational aspects of the sales and marketing of Licensed Product, the President & CEO of Endo shall have the tie-breaking vote, provided that the President & CEO of Endo shall consider, in good faith, the input regarding these matters provided by the Algos representatives on the Steering Committee. The President & CEO of Endo shall not have a tie-breaking vote with respect to any budgetary matters or the methodologies to be utilized in connection with calculations under Section 8.2.

        (c) Steering Committee Dispute Resolution. If the Steering Committee is unable to resolve a matter as set forth in paragraph 2.2(b), notwithstanding the exercise of its best efforts as provided therein, then such issue shall be referred to the chief executive officer of Endo and Algos (the "CEOs") for resolution. Any final mutual decision of the CEOs shall be conclusive and binding on the Parties hereto with respect to such issue, and must be reached, if practicable under the circumstances within thirty (30) days of being referred to the CEOs. All other issues, including interpretation of this Agreement and the activities or efforts of any Party in connection with this

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Agreement, shall be determined in accordance with the mediation and arbitration provisions of this Agreement.

        (d) Meetings. The Steering Committee shall meet at least once each Calendar Quarter, starting in the Calendar Quarter in which this Agreement is executed with the location for such meetings alternating between Algos and Endo facilities (or such other locations as is determined by the Steering Committee). Alternatively, the Steering Committee may meet by use of conference call or other similar communications equipment.

        (e) Steering Committee Responsibilities. Except as specifically set forth in this Agreement, the Steering Committee shall be responsible for the overall management of all aspect of the Collaboration, including but not limited to the approval of all Development Plans and Budgets, Manufacturing Plans and Budgets and Commercialization Plans and Budgets and any substantial modifications to such plan, budgets and timetables and the determination of the manner in which the flow of funds is managed (including manner and responsibility for payments under the budgets). The Steering Committee is also responsible for (i) approving the filing of the IND(s) and NDA(s) and other registrations with regulatory bodies, both in the United States and in other countries, on Licensed Products and (ii) approving any sublicenses to Third Parties to sell Licensed Products.

     2.3 Project Team. The Parties hereto shall establish a project team (the "Project Team") that will be co-chaired by the Project Leaders for each company both of whom shall be responsible for selecting appropriate persons to be members of the Project Team. The Project Team shall be primarily responsible for the implementation of the day-to-day aspects of the Collaboration.

     2.4 Project Leaders. Endo and Algos each shall appoint an employee (a "Project Leader") to coordinate its part of the Collaboration. The Project Leaders shall be the primary contact between the Parties with respect to development, manufacture and commercialization of Licensed Products under the Collaboration. Each Party shall notify the other within thirty (30) days of the date of this Agreement of the appointment of its Project Leader and shall notify the other Party as soon as practicable upon changing this appointment. It is expected that prior to the first Regulatory Approval of Licensed Product, each Project Leader shall be an employee with expertise in the development of proprietary drugs and that after the first Regulatory Approval of Licensed Product, each Project Leader shall be an employee with expertise in the commercialization of proprietary drugs.


ARTICLE 3

DEVELOPMENT AND REGULATORY MATTERS

     3.1  Records; Access and Reports.

        (a) Records. Algos and Endo shall each maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and

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accurate and shall fully and properly reflect the relevant work done and results achieved in the performance of Licensed Product development under the Collaboration. Each Party shall maintain all records referred to under this Paragraph under safe and secure conditions that protects such records from theft, breach of confidentiality, destruction from fire, flood and other natural disasters and, to the extent such records are maintained in an electronic format, unauthorized and/or accidental erasure, corruption or destruction.

        (b) Access. Each Party hereto shall have the right to arrange for its employees and outside consultants involved in Licensed Product development under the Collaboration to visit the other Party at its respective offices and laboratories during normal business hours and upon reasonable notice and to discuss the development work and its results in detail with the technical personnel and consultants of Algos or Endo, as the case may be, subject to compliance with Paragraph 7.1. Furthermore, each Party shall provide the other Party on-line computer access to the individual and aggregated information/data that each Party generates under this Collaboration Agreement and shall provide the other Party the right, during normal business hours and upon reasonable notice, to inspect and copy all such records referred to in Paragraph 3.1(a) above.

        (c) Reports. Within thirty (30) days following the end of each Calendar Quarter during the term of this Agreement, the Project Team shall provide to each Party a reasonably detailed progress report presentation which shall describe the work performed to date on development of Licensed Products, evaluate the work performed in relation to the agreed timetable, describe and evaluate the results of any preclinical and clinical development or other studies in progress, describe any regulatory submission regarding the Licensed Products and the status of any regulatory action or communication in connection therewith, state the recommendations of the Project Team as to adjustments or modifications in any plan, timetable or budget and provide such other information reasonably required by either Party relating to the progress of the goals or performance of the development of Licensed Product under the Collaboration.

     3.2  Development of Licensed Products.

     (a) Allocation of Responsibilities. Endo will be primarily responsible for developing the formulation and other related aspects of the Licensed Products, both for preclinical and clinical supply manufacturing and for full-scale commercial manufacturing. This responsibility includes, but is not limited to, formulation development, analytical method development, preclinical and clinical supply manufacturing, analytical testing for the Licensed Product release, stability studies, commercial manufacturing and packaging and labeling. Endo will also be primarily responsible for preparing the chemical, manufacturing and controls ("CMC") section of the NDA. Algos will be primarily responsible for conducting and overseeing all phases of the Clinical Trials for the Licensed Product, for any preclinical studies other than those needed for the CMC section and for preparing and submitting the appropriate applications for regulatory approval to market and sell the Licensed Products in the United States.

     (b) Development Plan and Budget. The development of each Licensed
Product shall be governed by a comprehensive worldwide development plan ("Development Plan") and a detailed annual development plan and budget proposed for each Calendar Year or portion thereof prior to the

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first issuance of Regulatory Approval to market a Licensed Product ("Development
Plan and Budget"). The Development Plan shall include a description of the preclinical studies, including, but not limited to toxicology studies and the Clinical Trials. The Development Plan shall be subject to review, revision, and approval by the Steering Committee before such studies are commenced. The Development Plan and Budget for the first Calendar Year of the Agreement shall be determined no later than ninety (90) days after the execution of this Agreement. Periodically, the Steering Committee shall assign responsibilities for updating and preparing the Development Plan and Budget on such schedule and by such process as the Steering Committee shall determine, provided, however, that the Development Plan and Budget shall be updated no later than 60 days prior to the commencement of a new Calendar Year. The Steering Committee shall be responsible for approving the Development Plan and Budget on a timely basis. The Project Team will promptly report to the Steering Committee if it believes it will exceed the budget approved in advance by the Steering Committee. Algos and Endo shall each use diligent efforts to execute and perform the Development Plan and Budget and to cooperate with the other in carrying out such Plans.

     (c) Pre-IND Studies; Toxicology Studies; Human Clinical Trials. Consistent with the Development Plan and Budget, Endo shall conduct and shall, bear primary responsibility for conducting all studies (these will continue after IND filing) relating to the formulation and preclinical and clinical supplies of the Licensed Product. Algos shall conduct and shall bear primary responsibility for conducting all human Clinical Trials and all preclinical studies other than those for which Endo is responsible.

     (d) Both Parties hereto hereby agreed and represent that they shall each carry out the studies and duties for which they are responsible under this Collaboration Agreement, in accordance with applicable current good clinical practices ("cGCP"), current good laboratory practices ("cGLP"), current good manufacturing practices ("cGMP"), FDA and DEA requirements

     3.3  Regulatory Matters

     (a) IND and NDA Filings. Algos shall retain primary legal responsibility for the preparation, filing and prosecution of all filings and applications, including but not limited to the IND directed toward the Field and the NDA required to obtain all marketing approvals to commercially sell and use any Licensed Products in the Field, and shall be responsible for the coordination and selection of any contractors which may be used to assist in the preparation and compilation of the NDA, provided; however, that Algos must notify Endo of all FDA and other regulatory agency communications with regards to the Licensed Product and must seek and obtain Endo's review and approval of all submissions and/or responses to such agencies. Furthermore, Endo has the right to have at least one Endo representative present at any meetings with such agencies with regards to a Licensed Product, in whatever form such meetings may take, e.g. face-to-face, telephone, videoconference, etc. Endo shall supply the Steering Committee with materials prepared in connection with the promotion, packaging, manufacture, adverse event experience or other activities related to Licensed Products in order to maintain the NDA and to prosecute and complete any and all subsequent filings or submissions required by the FDA.

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     (b) Maintenance of NDA.  Algos shall own the NDA for Licensed Products.
Upon approval by the FDA of the NDA authorizing the manufacture, use or sale of the Licensed Product, Algos shall take all actions necessary to maintain the NDA and shall bear legal responsibility for all aspects of ongoing maintenance of the NDA, including but not limited to any subsequent filings, submissions, amendments or other related matters during the term hereof.

     (c) Safety and Utility Information. During the term hereof, and for such additional periods of time as required by law or regulation, each Party shall promptly furnish to the other Party all information concerning safety or utility of Licensed Products, such as adverse or unexpected side effects, injury or other events associated with uses, studies, investigations or tests of the Licensed Product, whether or not such Party is required to report such information to any regulatory authority and whether or not such event is determined to be attributable to the Licensed Products.

     (d) Regulatory Filings; Copies. Algos shall be responsible for filing all safety and adverse event reports with regards to the Licensed Product and shall promptly provide to Endo copies of all correspondence with, and all documents and applications filed with or submitted by Algos to any regulatory authority with respect to the Licensed Products, including but not limited to copies of all safety and adverse events reports, label statements, expert summaries and any information not previously included in the Licensed Product NDA.


ARTICLE 4

MARKETING AND COMMERCIALIZATION

     4.1 Commercialization Responsibility. Endo shall be responsible for marketing and selling the Licensed Product. Endo shall use its best efforts to market and sell diligently the Licensed Product in such a manner as to maximize Net Profits. In addition, with respect to any Percocet(R) Product dosage strength for which there exists an AB-rated generic equivalent, Endo shall use best efforts to convert physicians from writing prescriptions for such Percocet(R) Product dosage strength to writing prescriptions for Licensed Product.

     4.2 Commercialization Plan. Prior to each Calendar Year, Endo will present to the Steering Committee its plan for commercializing each Licensed Product (the "Commercialization Plan and Budget"). Each Commercialization Plan and Budget shall include a comprehensive marketing, sales, pricing, manufacturing, distribution and licensing strategy and related profit and loss forecasts for the applicable Licensed Product. The first Commercialization Plan and Budget shall be presented by Endo not later than 12 months prior to the expected date of Regulatory Approval of the first Licensed Product. All activities undertaken by either Party in connection with the commercialization of Licensed Product shall be in accordance with the Commercialization Plan and Budget approved by the Steering Committee.

     4.3 Determination of Selling and Promotion Expenses. The Commercialization Plan and Budget for each Calendar Year shall include an estimate of Selling and Promotion Expenses, allocated separately on a per call basis for Primary Presentation sales calls and Secondary

Presentation sales calls. The Selling and Promotion Expenses per call shall be established on the basis that the costs of each call shall be allocated approximately 65% to a Primary Presentation and approximately 35% to a Secondary Presentation. Once established, the rates set forth in the Commercialization Plan and Budget shall determine the amount which Endo is allowed to charge as Allowable Expenses for its sales force, regardless of the actual costs of maintaining such sales force. For purposes of this Section, a "Primary Presentation" means a face-to-face meeting between a target physician or customer and the representative where the Licensed Product and key communication points of the Licensed Product promotional materials are the main topics of discussion and which consumes approximately 65% of the allotted meeting time. For purposes of this Section, a "Secondary Presentation" means a face-to-face meeting between a target physician or customer and the representative where the Licensed Product and key communication points of the Licensed Product promotional materials are the secondary topics of discussion and which consumes approximately 35% of the allotted meeting time.

     4.4 Trademark. Endo shall, at its sole discretion, determine the appropriate Trademark for the Licensed Product, provided that such Trademark must contain Endo's current trademarks Perco(R), Percocet(R) or a reasonable variant of such marks.


ARTICLE 5

MANUFACTURING

     5.1 Manufacturing Responsibility. Endo shall manufacture, or have manufactured the required quantities of Licensed Products for pre-clinical studies, the Clinical Trials and the commercial supply of the Licensed Product.

     5.2 Standards. All manufacturing of Licensed Products shall be conducted in accordance with cGMPs as required by the FDA or, where applicable such standards and practices as way be required by any non-U.S. regulatory authorities, as then in effect.

     5.3 Recovery of Manufacturing Costs. In calculating cost of Licensed Products sold by Endo, the following rules will apply:

     (a) The Steering Committee will review Endo's anticipated Process Improvement Costs. Process Improvement Costs may be recovered as a Development Cost, if incurred prior to regulatory approval of the Licensed Product, and as an Allowable Expense after such regulatory approval in which such costs are incurred (in the amount that would be amortized or depreciated for the relevant period in accordance with GAAP).

     (b) Endo shall be entitled to include in the Costs of Goods Sold costs incurred with respect to achieving and maintaining compliance under applicable environmental laws (and for undertaking measures which could assist in such compliance such as pollution prevention and waste minimization) which are attributable to the Licensed Products.

        (c) The Steering Committee shall always obtain at least two bids (each a "Competitive Bid"), in arm's length negotiations, for the manufacture and supply of Licensed Product, one of which may be a bid from Endo (in Endo's sole discretion) and at least one of which shall be a bid from a Third Party other than DuPont. The Steering Committee shall select that Competitive Bid which is expected to maximize Net Profit (the "Superior Competitive Bid") and shall negotiate a supply agreement containing the terms of the Superior Competitive Bid with the party who submitted the Superior Competitive Bid (whether Endo or a Third Party). In the event the party who submitted the Superior Competitive Bid is a Third Party, Endo may take the lead role in conducting the negotiations with such Third Party, provided that Algos shall participate in all negotiations and the Steering Committee shall approve all deal terms and the final supply agreement.

        (d) In the event Endo is selected by the Steering Committee to be the supplier of Licensed Product pursuant to Section 5.3(c), Endo shall be entitled to charge a reasonable profit, provided that, in no event shall the amount charged by Endo for Licensed Product be greater than the amount which a Third Party manufacturer has offered as a Competitive Bid pursuant to Section 5.3(c).

ARTICLE 6

LICENSE; EXCHANGE OF INFORMATION

     6.1  License Grant.

     (a) Sole and Exclusive License to Endo. Upon the terms and subject to the conditions and limitations set forth herein, Algos hereby grants to Endo a sole and exclusive worldwide right and license under the Algos Patent Rights, the Algos Know-How and any Algos Trademark to develop, make, have made, own and sell and offer for sale, Licensed Product(s) in the Field.

     (b) Sole and Exclusive License to Algos. Upon the terms and subject to the conditions and limitations set forth herein, Endo hereby grants to Algos an exclusive (except as to Endo) worldwide right and license under the Endo Patent Rights and Endo Know-How to develop Licensed Product(s) under this Collaboration.

     (c) Restriction on Further Licenses The Parties currently anticipate that Third Party licensees or distributors may be engaged to market the Licensed Products in the Field in many foreign countries.

     (d) Sublicenses of Third Party Technology. The licenses granted herein include sublicenses under any patent rights or other technology applicable to the development, manufacture, use or sale of Licensed Products in the Field which have been, or during the term of this Agreement are, licensed by either Party from a Third Party with rights to grant sublicenses. Following the Effective Date of this Agreement if either Party believes that Third Party patent rights or other technology applicable to Licensed Products would be valuable or necessary to the collaboration hereunder, the Parties will consult regarding the licensing of such technology. Neither Party shall enter into such Third Party license except by mutual agreement of both parties.

Each Party receiving a sublicense under this Agreement of Third Party patent rights or other technology shall comply with the terms and conditions of such sublicense imposed by the Third Parry, including but not limited to accounting for and reporting Net Sales of Licensed Products in accordance with the Third Party agreement. Any royalties or other payments due to any Third Party pursuant to such a Third Party license (whether entered into before or after the effective date of this Agreement) shall be an Allowable Expense.

     6.2 Exchange of Information. Upon execution of this Agreement and subject to compliance with Paragraph 7.1, Algos shall disclose to Endo all material Algos Know-How not previously disclosed. During the term of this Agreement, Algos shall also promptly disclose to Endo on an ongoing basis all material Algos Know-How and other useful information developed in connection with the Collaboration. During the term of this Agreement, Endo shall also promptly disclose to Algos on an ongoing basis all material Endo Know-How and other useful information developed in connection with the Collaboration.

ARTICLE 7

CONFIDENTIALITY AND PUBLICATION

     7.1 Nondisclosure Obligation. All Proprietary Information received from the other Party shall be maintained in strict confidence and shall not be disclosed by either Party to any other person, or any corporation or other business entity, or any government or any agency or political subdivision thereof without the prior written consent of the other Party, except to the extent that such Proprietary Information:

     (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by written records,

     (b) is properly in the public domain;

     (c) is subsequently disclosed to a receiving Party, by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party:

     (d) is developed by the receiving Party independently of Proprietary Information received from the other Party;

     (e) is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

     (f) is necessary to be disclosed to licensees, sublicensees, agents, consultants, affiliates and/or other Third Parties for the research and development, manufacturing or marketing of the Compound or the Licensed Product (or for such Parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Third Parties agree to be bound by the confidentiality obligations contained in this Agreement; provided, however, the term of confidentiality for such Third Parties shall be no less than five (5) years; or

     (g) is required to be disclosed by law or court order, provided that notice is promptly delivered to the other Party in order to provide an opportunity to challenge or limit the disclosure obligations. Without limiting any of the foregoing provisions of this Paragraph 7.1, it is understood that either Party hereto, including any Affiliate, may make reasonable disclosure of this Agreement, and the terms hereof as may be required by law (including securities laws), provided that the Party subject to such law shall seek confidential treatment of key commercial and scientific terms to the extent such treatment is available under law and as agreed to by the Parties; or

     (h) in connection with an assertion of its rights under this Agreement; or

     (i) under a binder of confidentiality to any person or entity who may be interested in investing in or acquiring all or substantially all of the assets or securities of such Party; or

     (j) to its legal and financial advisors provided such advisors are under a duty of confidentiality that covers such disclosed Confidential Information.

Upon execution of this Agreement, the Parties may issue a mutually accepted press release. Furthermore, the Parties hereby agree that any proposed additional press release or communication with the public by either Party, with regards to and/or affecting the Collaboration, shall be submitted to the other Party for review, comment and final approval prior to release thereof, except as permitted in this Article 7.

     7.2 Use of Proprietary Information. Each of Algos and Endo agrees that the Proprietary Information shall only be used in connection with its obligations under this Agreement and further agrees to keep all Algos Know-How and/or Endo Know-How, as applicable, confidential subject to the provisions of this Article 7.

     7.3 Publication. During the term of this Agreement, both Parties acknowledge the other Party's interest in publishing its results related to the Licensed Product to obtain recognition within the scientific community and to advance the state of scientific knowledge. The Parties also recognize the mutual interest in obtaining valid patent protection and in protecting their respective business interests and trade secret information. Consequently, either Party that wishes to make a publication, shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least thirty
(30) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication for scientific reasons, patent reasons, trade secret reasons or business reasons or
(b) to request a reasonable delay in publication or presentation in order to protect patentable information. Both Parties must agree to the final form of such publication before it can be published.

     7.4 Survival. The terms of this Article shall survive and continue in effect for five (5) years following expiration or termination of this Agreement

ARTICLE 8

PAYMENTS AND REPORTS

     8.1 Development Costs. Within thirty (30) days after the end of each Calendar Quarter, and forty-five (45) days after the end of each Calendar Year, Endo shall report to Algos its Development Costs incurred during such quarter for each Licensed Product. Within fifteen (15) days after the receipt of such report, Algos shall provide to Endo a report showing both Algos' and Endo's Development Costs for each Licensed Product. If Endo's Development Costs for the applicable quarter exceed Algos' Development Costs, Algos shall remit to Endo one-half of the difference within ten (10) days after providing the report. If Algos' Development Costs for the applicable quarter exceed Endo's Development Costs, Algos will invoice Endo. for one-half of the difference payable in ten
(10) days.

     8.2  Calculation and Allocation of Net Profit

        (a) For purposes of the allocation of Net Profits and Net Losses, Endo shall record sales of the relevant Licensed Product as set forth in this Agreement, collect revenue, and calculate Net Sales in accordance with Paragraph 1.32.

        (b) In the event there is a Net Profit in a Calendar Quarter, Endo shall, within sixty (60) days of the end of such Calendar Quarter, make payments in the following order:

           (i) first reimburse Algos and Endo for any Allowable Expenses incurred by each party during such Calendar Quarter;

           (ii) then reimburse Algos and Endo on a pro rata basis for any unreimbursed Allowable Expenses incurred by each party from previous Calendar Quarters; and

           (iii) then pay Algos fifty percent (50%) of the Adjusted Net Profits generated from the sale of the Licensed Products during such Calendar Quarter. "Adjusted Net Profits" shall equal Net Profits for such Calendar Quarter, net of amounts reimbursed under clause (ii) of this Section and net of any credits for the Lost Percocet(R) Profits Factor, as described in Section 8.2(d).

        (c) In the event there is a Net Loss in a Calendar Quarter, the full amount of Net Sales shall be used to partially reimburse the Parties for Allowable Expenses, such reimbursement to be in proportion to the Allowable Expenses incurred by each Party for such Calendar Quarter. In such event, any unreimbursed Allowable Expenses shall be carried forward to be reimbursed out of future Net Profits under Section 8.2(b)(ii), at an annual interest rate equal to the prime rate plus three percent (3%).

        (d) Within sixty (60) days of the end of each Calendar Quarter, Endo shall calculate the Lost Percocet(R) Profits Factor for such Calendar Quarter. Endo may then credit such amount against Net Profits as described in Section 8.2(b)(iii).

         (e) The Lost Percocet(R) Profits Factor is meant to compensate Endo for profits from the sales of each existing dosage strength of Percocet(R) Product (i.e., 2.5 mg, 5 mg, 7.5 mg and 10 mg) lost by Endo as a result of Endo's efforts to convince physicians to prescribe Licensed Product instead of Percocet(R) Product, less any profits which would have been lost by Endo as a result of (i) generic erosion and (ii) an estimate of sales which would have been generated had Algos or a Third Party promoted Licensed Product. For each dosage strength of Percocet(R) Product, the Lost Percocet(R) Profits Factor shall only apply with respect to the twelve (12) Calendar Quarter period of time commencing with the first full Calendar Quarter following the date on which both
(i) a Generic Equivalent of the given Percocet(R) dosage strength is being sold in the United States and (ii) the First Commercial Sale of Licensed Product has occurred in the United States. For purposes of calculating the Lost Percocet(R) Profits Factor, the following terms shall have the following meanings:

     "Generic Equivalent" means a product which is (i) an AB-rated generic equivalent of a given dosage strength of Percocet(R) Product and (ii) sold by a Third Party. It is understood that Roxicet is a Generic Equivalent of the 5 mg dosage strength of Percocet(R) Product.

     "Percocet(R) Product Net Sales" means, for a given dosage strength of a Percocet(R) Product, the actual gross amount invoiced by Endo or its Affiliates for the sale of such dosage strength of Percocet(R) Product to customers in the United States during a Calendar Quarter less:

               (a) transportation charges, including insurance;

               (b) any sales, use, value-added and excise taxes and/or duties or allowances based on the selling price of the Percocet(R) Product which fall due and are paid as a consequence of such sales;

               (c) as consistently applied under GAAP, all cash, returns and allowances, trade, quantity and other discounts, chargebacks and rebates actually allowed and taken to the extent customary in the trade, including without limitation governmental rebates such as Medicaid.

     "Lost Percocet(R) Sales Factor" means, for a given Calendar Quarter and for a given dosage strength of Percocet(R) Product, (A minus B) minus (C plus
     D), where:

          A = Percocet(R) Product Net Sales for such dosage strength in the United States for the Calendar Quarter which began twelve months before the beginning of the given Calendar Quarter (the "Previous Calendar Quarter")

          B = Percocet(R) Product Net Sales for such dosage strength in the United States for the given Calendar Quarter

          C = Generic Erosion Factor for such Percocet(R) Product dosage strength

          D = 10% of A

     In the event "Lost Percocet(R) Sales Factor" is a negative number for any Calendar Quarter for a given dosage strength of Percocet(R) Product, it shall be deemed to equal zero for such Calendar Quarter.

     "Generic Erosion Factor" means (the increase in unit volume of the applicable dosage strength of Generic Equivalents from the Previous Calendar Quarter to the given Calendar Quarter) times (the average selling price of the applicable dosage strength of Percocet(R) Product in the given Calendar Quarter). This value shall be calculated based on data supplied by IMS America, or a comparable data collection organization.

     "Percocet(R) Product Net Profits" means for each dosage strength of Percocet(R) Product, the Percocet(R) Product Net Sales less expenses incurred in the United States in connection with the commercialization of such dosage strength of Percocet(R) Product and allocated to such dosage strength of Percocet(R) Product, calculated on the same basis as Allowable Expenses are calculated for Licensed Products.

     "Lost Percocet(R) Profits Factor" means, for a given dosage strength of Percocet(R) Product and for a given Calendar Quarter, E times (F divided by G), where:

          E = Lost Percocet(R) Sales Factor
          F = Percocet(R) Product Net Profits
          G = Percocet(R) Product Net Sales

A hypothetical calculation of Lost Percocet(R) Profits Factor is included as Exhibit H-1.

     8.3 Reports. Within 30 days after the end of each Calendar Quarter, Endo shall report to Algos with regard to the Net Sales and Allowable Expenses for each Licensed Products sold during such quarter. Endo will keep complete and accurate records in sufficient detail to enable the amounts payable hereunder to be determined by Algos and its consultants or professional advisors.

     8.4  Audits.

     (a) Upon the written request of either Party and not more than once in each Calendar Year, and upon reasonable notice, each Party shall permit the other Party and its independent certified public accounting firm of nationally recognized standing which is reasonably acceptable to the non-requesting Party, at the requesting Party's expense, to have access during normal business hours to such of the records of the non-requesting Party as may be reasonably necessary to verify the accuracy of the payment reports and other calculations required hereunder for any year ending not more than thirty-six (36) month prior to the date of receipt by the non-requesting Party of such request. The accounting firm shall disclose to the requesting Party any matter directly related to their findings, to the extent necessary to verify the accuracy or completeness of the information provided by the non-requesting Party to the requesting Party. This covenant shall survive the termination of this Agreement for a period of thirty-six (36) months, except if any licenses under Section
11.3 are
granted, in which case this covenant shall survive for thirty-six (36) months after the termination of such license.

     (b) If such accounting firm concludes and, the non-requesting Party agrees with such conclusion that additional payments were owed during such period, the non-requesting Party shall pay the additional payments within thirty (30) days of the date the requesting Party delivers to the non-requesting Party such accounting firm's written report; provided that, if the non-requesting Party disagrees with such conclusion the dispute shall be submitted to the CEOs for settlement further provided that, in the event that the CEOs are unable to resolve the dispute, it shall be settled by the mediation and arbitration provisions set forth in this Agreement. In the event that such accounting firm concludes that amounts were overpaid by the non-requesting Party, the requesting Party shall reimburse the non-requesting Party in the amount of such overpayment within thirty (30) days of receipt of such accounting firm's written report. The fees charged by such accounting firm shall be paid by the requesting Party, unless the amount of additional payments due exceeds the amount paid for any such period by ten percent (10%), in which case the non-requesting Party shall reimburse the requesting Party for the fees charged by such accounting firm.

     (c) Upon the expiration of thirty-six (36) months following the end of any year, the calculation of payments payable with respect to such year shall be binding and conclusive upon each Party, and each Party shall be released from any liability or accountability with respect to payments for such year.

     (d) Each Party shall treat all financial information subject to review under this Paragraph 8.4 in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into a reasonable and mutually satisfactory confidentiality agreement with the other Party obligating it to maintain such financial information disclosed to such Party in confidence pursuant to such confidentiality agreement.

     8.5 Tax Withholding. If any governmental authority by law, rule or regulation requires withholding of income taxes or other taxes imposed upon payments set forth in this Agreement, each Party shall make such withholding payments as required and subtract withholding payments from the payments set forth in this Agreement. Each party shall promptly submit appropriate proof of payment of the withholding taxes to the other party together with copies of all communications and correspondence from or with any such governmental authority or forms filed by such Party with respect thereto. Each Party shall use reasonable efforts to minimize any such taxes or withholding on behalf of the other Party and shall cooperate with the other Party to the extent any challenge to such withholding or taxes is made by the other Party.

     8.6 Foreign Exchange. For the purpose of computing the Net Sales for Licensed Products sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars using the average of the rates of exchange published in the Wall Street Journal, during the 5 business days preceding the close of the Calendar Quarter, provided however, that such rate of exchange shall approximate fair market value and, in the event of rapidly changing exchange rates the Parties shall agree on a mechanism to assure that exchange rates are calculated to reflect fair market values on an ongoing basis.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

     9.1 Representations and Warranties of Algos. Algos represents and warrants to Endo that as of the date of the execution of this Agreement: (a) it has the full right, power and authority to enter into this Agreement, to perform its obligations under this Collaboration and to grant the licenses granted hereunder, (b) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Algos Patent Rights or Algos Know-How except pursuant to agreements, if any, set forth on Exhibit D attached hereto and made a part hereof and (c) to the best of Algos' knowledge, there are no claims, judgments or settlements pending against or owed by Algos or pending or threatened claims or litigation relating to the Algos Patent Rights or the Algos Know-How, except as set forth on Exhibit E attached hereto and made a part hereof, all of which is free and clear of any liens, charges and encumbrances and, to the best of Algos' knowledge, no other person, corporate or other private entity, or governmental entity or subdivision thereof has any claim of ownership with respect to the Patent Rights or the Algos Know-How, whatsoever. Algos further represents and warrants that it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation, and has taken all required corporate action to authorize the execution, delivery and performance of this Agreement; it has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not violate, conflict with or constitute a default under its charter or similar organization documentation its bylaws or the terms or provisions of any material agreement (including any licenses granted by Algos under the Algos Patent Rights) or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound and upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of Algos.

     9.2 Representations and Warranties of Endo. Endo represents and warrants that, as of the date of the execution of this Agreement, (a) it has the full right, power and authority to enter into this Agreement, to perform its obligations under this Collaboration and to grant the licenses granted hereunder, (b) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Endo Patent Rights or Endo Know-How except pursuant to an agreement granting license rights outside the Field as set forth on Exhibit F attached hereto and made a part hereof and (c) to the best of Endo's knowledge, there are no claims, judgments or settlements pending against or owed by Endo or pending or threatened claims or litigation relating to the Endo Patent Rights or the Endo Know-How, except as set forth on Exhibit G attached hereto and made a part hereof, all of which is free and clear of any liens, charges and encumbrances and to the best of Endo's knowledge, no other person, corporate or other private entity, or governmental entity or subdivision thereof has any claim of ownership with respect to the Endo Patent Rights or the Endo Know-How, whatsoever. Endo further represents and warrants that it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation, and has taken all required corporate action to authorize the execution, delivery and performance of this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not violate, conflict with, or constitute a default under its charter or similar organization document, its bylaws or the terms or provisions of any agreement or other instrument to which it is a party or which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of Endo.

ARTICLE 10

INTELLECTUAL PROPERTY

     10.1 Collaboration Information and Inventions. Except as specifically provided for herein, the entire right, title and interest in all discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, developed or invented in the course of carrying out the
Collaboration:

     (a) solely by employees of Algos shall be owned solely by Algos ("Algos Information and Inventions").

     (b) solely by employees of Endo shall be owned solely by Endo ("Endo Information and Inventions"); and

     (c) jointly by employees of Algos and Endo shall be owned jointly by Algos and Endo ("Joint Information and Inventions").

     (d) Each Party shall promptly disclose to the other Parties hereto the development making conception or reduction to practice of Collaboration Information and Inventions as soon as practical after such information is obtained.

     10.2 Filing, Prosecution and Maintenance of Algos and Joint Patents. Algos agrees to file, prosecute and maintain, or cause such actions to be taken upon appropriate consultation with Endo, the Algos Patent Rights and Algos Know-How in accordance with Algos' prudent commercial judgment. Algos shall have the first right to file the patent application for all Joint Information and Inventions. Algos may elect not to file and if so Endo shall have the right to file the patent application for Joint Information and Inventions, provided that in the case of patent filings based on Joint Information and Inventions, irrespective of who the Filing Party is, such patents will be jointly owned by the Parties in accordance with this Agreement. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. The Filing Party shall keep the other Party advised of the status of the actual and prospective patent filings and upon the request of the other Party, provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. The expenses and costs incurred by the Filing Party in filing, prosecuting and maintaining such patent flings shall be divided evenly between the Parties.

     10.3 Filing, Prosecution and Maintenance of Endo Patent. Endo agrees to file, prosecute and maintain, or cause such actions to be taken, upon appropriate consultation with Algos, the Endo Patent Rights, and Endo Know-How in accordance with Endo's prudent commercial judgment.

     10.4 Option to Prosecute and Maintain Patents. Each Party shall give at least thirty (30) days notice to the other of any desire to cease prosecution and/or maintenance of the notifying Party's Patent Rights' and, in such case, shall permit the other, at its sole discretion, to continue prosecution or maintenance at its own expense. If the other Party elects to continue prosecution or maintenance, the notifying Party shall execute such documents and perform such acts at its expense as may be reasonably necessary for the other Party to perform such prosecution or maintenance. All of the expenses and costs incurred by the Party assuming prosecution and/or maintenance responsibilities to continue such prosecution and maintenance of Patent Rights shall be creditable, subject to allocation by the Steering Committee based upon each Party's relative interest in such Patent Rights, against payments due under this Agreement. Unused credits may be carried over into subsequent payment periods.

     10.5 Enforcement. Each Party shall enforce and/or protect, where it reasonably determines that it is commercially advisable to do so after consultation with the other Party, its respective Patent Rights and Know-How licensed to the other under this Agreement against any Third Party who infringes such Patent Rights or wrongfully uses such Know-How. The Party owning the relevant Patent Rights or Know-How shall have the first right to initiate or prosecute litigation in the event of a Third Party claim of patent infringement pertaining to a Licensed Product.

     10.6 Infringement Action. In the event a Party initiates an action at its expense against Third Party infringement with respect to Licensed Product or takes appropriate action to defend its Patent Rights or Know-How, the other Party hereby agrees to reasonably cooperate with the initiating Party and to fund at its option, up to one-half of the expenses incurred in connection with any such action. Any recovery obtained by the initiating Party as a result of such proceeding or other actions, whether obtained by settlement or otherwise, shall be divided between the Parties in proportion to the respective percentage of out-of-pocket costs borne by each Party in any such suit or action.

     10.7 Option to Prosecute Infringement. If within sixty (60) days of becoming aware of the infringement of the any Patent Rights for which a Party retains a license under this Agreement or unauthorized use of licensed Know-How, the licensor of such Patent Rights or Know-How decides not to institute an infringement suit or take other reasonable action to protect the relevant Patent Rights and Know-How, the other Party shall have the right to institute such suit or take other appropriate action at its own expense in the name of the licensor or licensee or both. The licensor shall cooperate fully with the licensee and shall fund, at its option, up to one-half of the expenses incurred in connection with any such actions, in its efforts to protect the relevant Patent Rights, Know-How and Licensed Product. Any recovery obtained by the licensee as a result of such proceeding, by settlement or otherwise, shall be retained by the licensee and licensor in proportion to the respective percentage of out-of-pocket costs borne by each Party in any such suit or action.

     10.8 Abandonment. Each party shall immediately give notice to the other of the grant, lapse, revocation, surrender, invalidation or abandonment of any patent rights licensed hereunder for which the notifying party is responsible for the filing, prosecution, and maintenance.


ARTICLE 11

TERM AND TERMINATION

     11.1 Term and Expiration. This Agreement shall be effective as of the day first written above and unless terminated earlier pursuant to Paragraph 11.2 below, the term of this agreement shall continue in effect until (i) the Parties mutually agree in writing to terminate this Collaboration for any reason or (ii) the expiration of all issued patents in the Algos Patent Rights and the Endo Patent Rights.

     11.2 Termination.

     (a) Voluntary Termination. This Agreement may be terminated by either Party at any time, upon 90 days' written notice delivered to the other Party, in the event that a significantly material safety issue exists relating to a Licensed Product such that a reasonable clinician would conclude that further clinical studies or commercialization would not be advisable (a "Product-Related Termination"). In the event that the other Party shall, in good faith, not be in agreement with such determination made by the Party proposing termination, the dispute shall be submitted to the CEOs for settlement; provided that, in the event that the CEOs are unable to resolve the dispute, it shall be settled by the mediation and arbitration provisions set forth in Section 13.6 of this Agreement.

     (b) Termination for Cause. This Agreement may be terminated at any time during the term of this Agreement:

           (i) by either Party, if the other Party is in breach of its material obligations hereunder, other than a breach for failure to make payments or advance funds provided for under this Agreement, by causes or reasons within its control and has not cured such breach within ninety (90) days after notice requesting cure of the breach, provided, however that if the breach is not capable of being cured within ninety (90) days of such written notice, this Agreement may not be terminated so long as the breaching Party commences and diligently prosecutes all commercially reasonable actions to cure such breach as promptly as practicable; or

           (ii) by either Party if the defaulting Party fails to pay the other Party any amounts due and payable to such Party. The Party entitled to receive payment shall give the defaulting Party written notice of such overdue payment. If such overdue payments are not made by the defaulting Party within thirty (30) days after receipt of such notice, the Party entitled to receive payment shall have the right (x) to terminate this Agreement immediately and institute an action to collect such overdue amounts and to pursue any other rights or remedies such Party may have at law or in equity; or (y) institute an action to collect such amounts without terminating this Agreement, provided, however, that if the defaulting Party in good faith disputes any portion of the overdue payment, the defaulting Party shall pay the non-disputed amounts to the Party entitled to receive payment and shall submit the disputed amounts in question to the CEOs for settlement of the payment obligation related to any such amounts; or

           (iii) by either Party, if the other Party files or institute bankruptcy, reorganization on, liquidation or receivership proceedings, or if the other Party assigns a substantial portion of its assets for the benefit of creditors, provided: in the event of any, such event, the non-bankrupt Party shall be granted a first right of refusal to license the Licensed Product from the bankrupt Party on terms and conditions mutually acceptable to Endo and Algos.

     11.3 Effect of Termination.

     (a) Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles 7 and 12 and Paragraphs 8.4 and 11.3 shall survive the expiration or termination of the Agreement and shall continue in effect for five (5) years or such lesser period as referred to in any such Paragraph. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to make payments for Licensed Products sold prior to such termination.

     (b) If either Party (the "Terminating Party") delivers notice of termination of this Agreement for any reason other than as provided under this
Article 11, or otherwise abandons or elects not to develop or market Licensed Products, the license and all rights granted hereunder by the other Party (the "Non-Terminating Party") to the Terminating Party shall terminate and all rights granted hereunder in the Licensed Products shall revert to the Non-Terminating Party, as further set forth below in this Paragraph. If this Agreement is terminated for cause by a Party as provided in Paragraph 11.2(b), then the non-breaching Party shall be deemed to be the "Non-Terminating Party" for purposes of this Paragraph 11.3(b) and the breaching Party shall be deemed to be the "Terminating Party.

     (c) If Endo is the Terminating Party as defined in Paragraph 11.3(b) and such termination occurs prior to the First Commercial Sale of Licensed Product in the United States, Algos shall have an exclusive, worldwide right and license, with the right to sublicense, under the Endo Patent Rights and Endo Know-how to develop, make, use and sell Licensed Products in the Field, excluding the right to use any Endo trademark for the Licensed Product. Such license shall be subject to a 5% royalty on Net Sales of the Licensed Product. Algos' royalty obligation under this Paragraph shall expire upon the date on which the aggregate royalties paid by Algos to Endo equals the total Development Costs paid by Endo for the Licensed Product. Royalty payments will be made to Endo on the 45th day following the close of each Calendar Quarter until the full amount of such Development Costs have been reimbursed (without interest); provided that no reimbursement payments will be due earlier than the date of First Commercial Sale of Licensed Products in the United States. In the event of such termination, Algos shall be responsible for any royalty payments owed to VCU under the VCU License. Endo shall also promptly (i) return to Algos all written confidential information and all copies thereof except such records as may be required by any federal, state or foreign regulatory agency, (ii) transfer to Algos all information, correspondence and materials necessary or helpful to the maintenance of the IND or, if applicable, the NDA, (iii) transfer in tangible form all Endo Know-how, including but not limited to preclinical and clinical protocols and data generated or used in the course of the Collaboration which has not previously transferred to Algos and which is necessary or useful to Algos' continued development or marketing of Licensed Products in the Field,
(iv) to the extent possible, assign any contracts Endo has with third Parties pertaining to the development, manufacture or marketing of Licensed Products, or if such contracts are not unilaterally assignable or also relate to other Endo products, use commercially reasonable efforts to make the benefits of such contractual arrangements available to Algos for purposes of developing, manufacturing and marketing Licensed Products in the Field.

     (d) If Endo is the Terminating Party as defined in Paragraph 11.3(b) and such termination occurs after the First Commercial Sale of Licensed Product in the United States, Algos shall have an exclusive, worldwide right and license, with the right to sublicense, under the Endo Patent Rights and Endo Know-how to develop, make, use and sell Licensed Products in the Field, and an exclusive, worldwide right and license, with the right to sublicense, to use any Endo trademark for the Licensed Product which was in use at the time of termination (the "Endo Trademark"). Such license shall be subject to a 5% royalty on Net Sales of the Licensed Product until the later of (i) the date on which Algos is no longer selling Licensed Product under the Endo Trademark and (ii) the date on which the aggregate royalties paid by Algos to Endo equals the total Development Costs paid by Endo for the Licensed Product. Royalty payments will be made to Endo on the 45th day following the close of each Calendar Quarter until the date set forth above. In the event of such termination, Algos shall be responsible for any royalty payments owed to VCU under the VCU License. Endo shall also promptly (i) return to Algos all written confidential information and all copies thereof except such records as may be required by any federal, state or foreign regulatory agency, (ii) transfer to Algos all information, correspondence and materials necessary or helpful to the maintenance of the IND or, if applicable, the NDA, (iii) transfer in tangible form all Endo Know-how, including but not limited to preclinical and clinical protocols and data generated or used in the course of the Collaboration which has not previously transferred to Algos and which is necessary or useful to Algos' continued development or marketing of Licensed Products in the Field, (iv) to the extent possible, assign any contracts Endo has with third Parties pertaining to the development, manufacture or marketing of Licensed Products, or if such contracts are not unilaterally assignable or also relate to other Endo products, use commercially reasonable efforts to make the benefits of such contractual arrangements available to Algos for purposes of developing, manufacturing and marketing Licensed Products in the Field.

     (e) If Algos is the Terminating Party as defined in Paragraph 11.3(b), Endo shall have an exclusive, worldwide right and license, with the right to sublicense, under the Algos Patent Rights and Algos Know-how to develop, make, use and sell Licensed Products in the Field, subject to a (5%) royalty payable to Algos on Net Sales of Licensed Product by Endo. Royalty payments will be made to Algos on the 45th day following the close of each Calendar Quarter; provided that no payments will be due earlier than the date of First Commercial Sale of Licensed Products in the United States. Algos shall also transfer other applicable information, materials and rights on the same terms set forth with respect to Endo in the second paragraph of subsection (a) above, and shall assign to Endo the IND and, if applicable, the NDA and notify the FDA of any such assignment

     (f) In the event either Party terminates this Agreement under Paragraph 11.2(b)(iii), all rights and licenses granted under or pursuant to the Agreement by the Non-terminating Party to the Terminating Party are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Paragraph 101(52) of the Bankruptcy Code. The Parties agree that the Terminating Party, as a license of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the bankrupt Party under the Bankruptcy Code, the Terminating Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefore by the Terminating Party. Such intellectual property and all embodiments thereof shall be promptly delivered to the Terminating Party (i) upon any such commencement of a ' bankruptcy proceeding upon written request therefore by the Terminating Party, unless the Non-terminating Party elects to continue to perform all of its obligations under this Agreement or if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Non-terminating Party upon written request therefore by the Terminating Party.

ARTICLE 12

INDEMNITY

     12.1 General. For purposes of this Article "Indemnified Parties" refers to Endo, its Affiliates and the officers, directors, employees, and agents of Endo and its Affiliates when Algos is the indemnitor, and "Indemnified Parties" refers to Algos, its Affiliates and officers directors, employees, and agents of Algos and its Affiliates when Endo is the indemnitor.

     12.2 Algos Indemnity. Algos hereby indemnifies and holds harmless the Endo Indemnified Parties and each of them from any and all liability and costs (including reasonable attorneys' fees) arising out of any suit, action, legal proceeding, claim or demand of whatever kind or character based upon or arising out of this Agreement or out of the research, development testing, manufacture, sale or use of any Licensed Product by Endo or its Affiliates which result from the negligence or willful misconduct of Algos or any Algos Indemnified Party.

     12.3 Endo Indemnity. Endo hereby indemnifies and holds harmless the Algos Indemnified Parties and each of them from any and all liability and costs (including reasonable attorneys' fees) arising out of any suit, action, legal proceeding, claim or demand of whatever kind or character based upon or arising out of this Agreement or out of the research, development, testing, manufacture, see of use of any Licensed Product by Algos or its Affiliates which result from the negligence or willful misconduct of Endo or any Endo Indemnified Party.

     12.4 Joint Indemnity. Endo and Algos shall be jointly liable for all liability and costs (including reasonable attorneys' fees), not covered by the Provisions of Paragraph 11.2 or 11.3 herein, arising out of any suit, action, legal proceeding, claim or demand of whatever kind or character by a Third Party and arising out of the research, development, testing, manufacture, sale or use of any Licensed Product by Endo, Algos or their affiliates (other than those claims which are subject to the indemnity provisions of Paragraph 11.2 or 11.3 herein).

     12.5 Scope of Indemnification

     (a) Survival. Each Party acknowledges and hereby agrees that the obligations set forth in this Article shall survive the termination or expiration of this Agreement until the expiration of all applicable statutes of limitations.

     (b) Cooperation of the Parties. The Indemnified Parties will cooperate with the indemnitor, at the indemnitors' expense, in the defense of any suit. Neither Party shall be liable for any costs resulting from any settlement made by a Party prior to using its reasonable efforts to obtain the consent of the other Party to such settlement.

     (c) Certain Exclusions. Neither Party shall be liable to the other for any claim arising from or based upon (i) the combination or use of the Compound or the Licensed Products with other items or products in a manner not agreed to by both Parties or in any alteration or modification by the other Party of the Compound or the Licensed Products.

     (d) Insurance. Endo and Algos each shall maintain product liability insurance with respect to the development manufacture and sales of Licensed Products in such amount as Endo or Algos, respectively, customarily maintains with respect to their other products but in any event not less than (i) $10 million after clinical trials on a Licensed Product commences and prior to the First Commercial Sale and (ii) $20 million thereafter. Each Party shall be named as an additional insured on the other Party's external policy.

ARTICLE 13

MISCELLANEOUS

     13.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party, The affected Party shall notify the other Party of such Force Majeure circumstances as soon as reasonably practical.

     13.2 Assignment. The Agreement may not be assigned or otherwise transferred by either party, except as expressly provided hereunder, nor may any right or obligations hereunder be assigned or transferred by either Party without the written consent of the other Party; provided, however, that either Party may, without such consent, assign the entire Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the Licensed Product or its business, or in the event of its merger or consolidation, reorganization or change in control or similar transaction. Any permitted assignee

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

shall assume all obligations of its assignor under the Agreement, and such assignor shall remain responsible for compliance with all of its obligations under this Agreement for the term hereof.

     13.3 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the original purpose of this Agreement.

     13.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified Mail, postage prepaid, return receipt requested, addressed as follows:

if to Endo, to:
          Carol A. Ammon,
          President & CEO
          Endo Pharmaceuticals Inc.
          223 Wilmington West Chester Pike,
          Chadds Ford, PA  19317
          Tel:    610-558-9800
          Fax:    610-558-9683
          Email:  Ammon.Carol@endo.com

with a copy to:
          Osagie O. Imasogie
          General Counsel & Senior Vice President, Business Development Endo Pharmaceuticals Inc.
          223 Wilmington West Chester Pike,
          Chadds Ford, PA 19317
          Tel:    610-558-9800
          Fax:    610-558-9684
          Email:  Imasogie.Osagie@endo.com

if to Algos, to:
          John W. Lyle
          President & CEO
          Algos Pharmaceutical Corp.
          1333 Campus Parkway
          Neptune, NJ 07753
          Tel:    732-938-5959
          Fax:    732-938-2825


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

with a copy to:
          W. Bradford Middlekauff
          Vice President, Business Development & General Counsel
          Algos Pharmaceutical Corp.
          1333 Campus Parkway
          Neptune, NJ 07753
          Tel:    732-938-5959
          Fax:    732-938-2825


or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally recognized overnight courier and on the third business day following the date of mailing if sent by mail.

     13.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its rules of conflict of laws.

     13.6 Mediation and Arbitration.

     (a) Any disputes arising between the Parties relating to or arising out of or in any way connected with this Agreement or any term or condition hereto or the performance by either Party of its obligations hereunder, whether before or after termination of the Agreement, shall be resolved, in the first instances by a meeting, within thirty (30) days of the written notification of a dispute by one Party to the other, in good faith, of the CEOs of each Party hereto. If the CEOs are unable, in good faith, to come to a resolution of any dispute within thirty (30) days of their initial meeting to resolve such dispute in accordance to this Paragraph, they shall refer the matter under dispute to a single mediator selected by them. In selecting a mediator, the two CEOs shall select a neutral party that has relevant knowledge and experience with regards to the subject matter of the dispute between the Parties. If the CEOs are unable to agree on a mediator or if the mediator is unable to resolve the dispute between the parties within forty five (45) days of his/her appointment by the CEOs, then such dispute shall be finally resolved by binding arbitration.

     (b) Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall make good faith efforts to resolve amicably the dispute without arbitration. Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of Endo and Algos and the third shall be appointed by the two arbitrators; provided, however, if no mutually acceptable arbitrator can be agreed to by the first two arbitrators, a third shall be appointed by the American Arbitration Association. Any such arbitration shall beheld in New York, New York. The arbitrators shall have the authority to direct the Parties as to the manner in which the Parties shall resolve the disputed issues, to render a final decision with respect to such disputed issues, or to grant specific performance with respect to any such disputed issue. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Nothing in this Paragraph shall be construed to preclude either Party from seeking provisional remedies, including but not limited to, temporary restraining orders and preliminary injunctions from any court of competent jurisdiction, in order to protect its rights pending arbitration but such preliminary relief shall not be sought as a means of avoiding mediation and arbitration. In no event shall a demand for mediation and arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations. The prevailing Party in any legal or arbitration action shall be entitled, in addition to any other rights and remedies it may have to reimbursement for its out-of-pocket expenses incurred thereby, including but not limited to court costs and reasonable attorney's fees.

     13.7 Non-Compete: The Parties hereto hereby agree not to independently and/or in conjunction with any third party, directly or indirectly, develop and/or work on any pharmaceutical formulation or product that contains the Compound, provided; however, that, prior to the launch of the Licensed Product, Endo shall be free to continue to take steps to re-protect Percocet(R).

     13.8 Independent Contractors. It is expressly agreed that Algos and Endo shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency. Neither Algos nor Endo shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the Party to do so.

     13.9 Waiver. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

     13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     13.11 Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supercedes all prior and/or contemporaneous understandings between the parties with regards to the subject matter hereof, whether oral, written or in any other medium. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

     IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to executed this Agreement below, as of the date first above written.

     Algos Pharmaceutical Corporation         Endo Pharmaceuticals Inc.

     /S/ W. BRADFORD MIDDLEKAUFF              /s/ CAROL A. AMMON
     _____________________________            _______________________
     Name:  W. Bradford Middlekauff           Name:     Carol A. Ammon
     Title: Vice President, Business          Title:    President & CEO
            Development & General
            Counsel

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